UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2017

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Restructuring Support Agreement

On May 11, 2017, Tidewater Inc. (“Tidewater” or the “Company”) and certain of its subsidiaries (collectively with Tidewater, the “Debtors”) entered into a Restructuring Support Agreement (the “RSA”) with certain of its creditors (collectively, the “Consenting Creditors”), specifically: (i) lenders holding 60% of the outstanding principal amount of the loans under Tidewater’s Fourth Amended and Restated Revolving Credit Agreement, dated as of June 21, 2013 (the “Credit Agreement”), between the Company as borrower, each of the guarantors named therein, Bank of America, N.A., as administrative agent and the lenders party thereto (the “Consenting Tidewater Lenders”) and (ii) holders of 99% of the aggregate outstanding principal amount of Tidewater’s (a) 3.90% Senior Notes, 2010-Series B due December 30, 2017, 3.95% Senior Notes, 2010-Series C due December 30, 2017, 4.12% Senior Notes, 2010-Series D due December 30, 2018, 4.17% Senior Notes, 2010-Series E due December 30, 2018, 4.33% Senior Notes, 2010-Series F due December 30, 2019, 4.51% Senior Notes, 2010-Series G due December 30, 2020, 4.56% Senior Notes, 2010-Series H due December 30, 2020, and 4.61% Senior Notes, 2010-Series I due December 30, 2022 (collectively, the “2010 Notes”), (b) 4.06% Senior Notes, Series 2011-A due March 31, 2019, 4.64% Senior Notes, Series 2011-B due June 30, 2021, and 4.54% Senior Notes, Series 2011-C due June 30, 2021 (collectively, the “2011 Notes”), and (c) 4.26% Senior Notes, Series 2013-A due November 16, 2020, 5.01% Senior Notes, Series 2013-B due November 15, 2023, and 5.16% Senior Notes, Series 2013-C due November 17, 2025 (collectively, the “2013 Notes,” and together with the 2010 Notes and the 2011 Notes, the “Notes”) (such holders, the “Consenting Noteholders”). The RSA contemplates that the Company will file a petition for voluntary relief under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”) on or before May 17, 2017, seeking confirmation of the proposed Joint Prepackaged Chapter 11 Plan of Reorganization of Tidewater Inc. and its Affiliated Debtors annexed to the RSA (as proposed, the “Prepackaged Plan”).

The RSA includes certain covenants on the part of each of the Company and the Consenting Creditors, including, among other things, the agreement of each of the Consenting Creditors to: (i) vote or cause to be voted any claim it holds against the Debtors in favor of the acceptance of the Prepackaged Plan and not (a) change or withdraw (or cause to be changed or withdrawn) any vote cast to accept the Prepackaged Plan, (b) object to, delay, impede, or take any action to interfere with, delay, or postpone consummation of the transactions contemplated under the Prepackaged Plan, or (c) solicit, encourage, propose, file, support, participate in the formulation of or vote for any restructuring, sale of assets, merger, workout, or plan of reorganization for the Debtors other than the Prepackaged Plan, and (ii) subject to certain exceptions, limit its ability to transfer any claims it holds.

Under the RSA, the Debtors have agreed, among other things, to: (i) act in good faith and use reasonable best efforts to support and complete successfully the solicitation of votes to accept the Prepackaged Plan (the “Solicitation”) in accordance with the RSA; (ii) use reasonable best efforts to obtain any and all required regulatory and/or third party approvals of the Debtors’ restructuring; (iii) take no actions materially inconsistent with the RSA, the Prepackaged Plan, or the confirmation and consummation of the Prepackaged Plan, unless Tidewater’s board of directors or managers (or comparable governing body), members, or partners, as applicable, determine, in good faith after consultation with outside counsel, that the failure to take such action is inconsistent with their fiduciary duties, upon which determination the Company shall promptly notify the Consenting Creditors in accordance with the RSA; and (iv) do all things reasonably necessary and appropriate in furtherance of confirming the Prepackaged Plan and consummating the Debtors’ restructuring and the transactions contemplated thereby, including, but not limited to, supporting and taking all actions that are necessary and appropriate to facilitate approval of the disclosure statement related to the Solicitation (the “Disclosure Statement”), confirmation of the Prepackaged Plan, and consummation of the Debtors’ restructuring in accordance with the RSA.

The RSA also provides for termination by each party upon the occurrence of certain events, including, without limitation, the failure of the Company to achieve certain milestones.

A copy of the RSA, including the Prepackaged Plan annexed thereto, is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The above summary description of the RSA is qualified in its entirety by the complete text of such exhibit.

Proposed Joint Prepackaged Chapter 11 Plan of Reorganization

The Company commenced the Solicitation on May 12, 2017 in accordance with the RSA. In connection with the commencement of the Solicitation, the Disclosure Statement was distributed to certain creditors of the Company. Included in the Disclosure Statement is a copy of the proposed form of the Prepackaged Plan. The Prepackaged Plan is subject to the approval of the Bankruptcy Court and anticipates, among other things, that on the effective date of the Prepackaged Plan (the “Effective Date”):

•	The lenders under the Credit Agreement, the holders of Notes, and the lessor parties (the “Sale Leaseback Parties”) to certain sale leaseback agreements holding claims thereunder (the “General Unsecured Creditors” and the claims thereof, the “General Unsecured Claims”) will receive their pro rata share of (a) $225 million of cash, (b) subject to the limitations discussed below, common stock and, if applicable, warrants (the “Jones Act Warrants”) to purchase common stock, representing 95% of the pro forma common equity in reorganized Tidewater (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Prepackaged Plan as described below); and (c) new 8% fixed rate secured notes due in 2022 in the aggregate principal amount of $350 million (the “New Secured Notes”).

The Company and the Sale Leaseback Parties are not in agreement with respect to the amount of claims of the Sale Leaseback Parties (the “Sale Leaseback Claims”). Accordingly, on the Effective Date, a portion of the above consideration in cash, Jones Act Warrants, and New Secured Notes in an amount that the Company believes represents the maximum possible distributions owing on account of the Sale Leaseback Claims will be withheld from the cash, Jones Act Warrants, and New Secured Notes distributed to allowed General Unsecured Claims on account of such disputed Sale Leaseback Claims as they are resolved. To the extent the Sale Leaseback Claims are resolved for less than the amount withheld, the remainder will be distributed to holders of allowed General Unsecured Claims pro rata.

To assure the continuing ability of certain vessels owned by the Company’s subsidiaries to engage in U.S. coastwise trade, the number of shares of the Company’s common stock that would otherwise be issuable to the allowed General Unsecured Creditors may be adjusted to assure that the foreign ownership limitations of the United States Jones Act are not exceeded. The Jones Act requires any corporation that engages in coastwise trade be a U.S. citizen within the meaning of that law, which requires, among other things, that the aggregate ownership of common stock by non-U.S. citizens within the meaning of the Jones Act be not more than 25% of its outstanding common stock. The Prepackaged Plan requires that, at the time Tidewater emerges from bankruptcy, not more than 22% of the common stock will be held by non-U.S. citizens. To that end, the Prepackaged Plan provides for the issuance of a combination of common stock of reorganized Tidewater and the Jones Act Warrants to purchase common stock of reorganized Tidewater on a pro rata basis to any non-U.S. citizen among the allowed General Unsecured Creditors whose ownership of common stock, when combined with the shares to be issued to existing Tidewater stockholders that are non-U.S. citizens, would otherwise cause the 22% threshold to be exceeded. The Jones Act Warrants will not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the Company’s business. Generally, the Jones Act Warrants will be exercisable immediately at a nominal exercise price, subject to restrictions contained in the Company’s new certificate of incorporation designed to assure the Company’s continuing eligibility to engage in coastwise trade under the Jones Act that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%. Tidewater will establish, under its charter and through DTC, appropriate measures to assure compliance with these ownership limitations.

•	The Company’s existing shares of common stock will be cancelled as of the Effective Date. Existing common stockholders of Tidewater will receive their pro rata share of common stock representing 5% of the pro forma common equity in reorganized Tidewater (subject to dilution by a management incentive plan and the exercise of warrants issued to existing stockholders under the Prepackaged Plan) and six year warrants to purchase additional shares of common stock of reorganized Tidewater. These warrants will be issued in two tranches, with the first tranche (the “Series A Warrants”) being exercisable immediately, at an aggregate exercise price based upon an equity value of the Company of approximately $1.71 billion, and the second tranche (the “Series B Warrants”) being exercisable immediately, at an aggregate exercise price based upon an equity value of the Company of $2.02 billion. The Series A Warrants will be exercisable for a number of shares equal to 7.5% of the sum of (i) the total outstanding shares of common stock after completion of the transactions contemplated by the Prepackaged Plan, and (ii) any shares issuable upon exercise of the Jones Act Warrants and the Series A Warrants, while the Series B Warrants will be exercisable for a number of shares equal to 7.5% of the sum of (x) the total outstanding shares of common stock after completion of the transactions contemplated by the Prepackaged Plan, and (y) any shares issuable upon the exercise of the Jones Act Warrants, the Series A Warrants, and Series B Warrants. Like the Jones Act Warrants, the Series A Warrants and the Series B Warrants will not grant the holder thereof any voting or control rights or dividend rights, or contain any negative covenants restricting the operation of the Company’s business and will be subject to the restrictions in the Company’s new certificate of incorporation described above that prohibit the exercise of such warrants where such exercise would cause the total number of shares held by non-U.S. citizens to exceed 24%.

•	The undisputed claims of other unsecured creditors such as customers, employees, and vendors, will be paid in full in the ordinary course of business (except as otherwise agreed among the parties).

The information contained in the RSA, including the Prepackaged Plan, the Disclosure Statement, and this Form 8-K are for informational purposes only and do not constitute an offer to buy, nor a solicitation of an offer to sell, any securities of the Company, nor do they constitute a solicitation of consent from any persons with respect to the transactions contemplated hereby and thereby. While we expect the restructuring will take place in accordance with the Prepackaged Plan, there can be no assurance that the Company will be successful in completing a restructuring. Stockholders are urged to read the disclosure materials, including the RSA, the Disclosure Statement, and the Prepackaged Plan, for additional important information regarding the restructuring.

Troms Forbearance Agreement and Amendment to the Troms Facility Agreement

As previously disclosed, on May 25, 2012, the Debtors, as guarantors, entered into a Term Loan Facility Agreement as amended and restated (the “Troms Facility Agreement”) with Troms Offshore Supply AS,

as borrower (the “Troms Borrower”), Eksportkreditt Norge AS and Kommunal Landspensjonskasse Gjensidig Forsikringsselskap as lenders (the “Troms Lenders”), and certain bank guarantors party thereto (together with the Troms Lenders, the “Troms Finance Parties”). On May 11, 2017, the Debtors, the Troms Borrower, the Troms Finance Parties, the Additional Obligors (as defined herein) and Garantiinstituttet for Eksportkreditt and DNB Capital LLC as additional lenders (the “Additional Lenders”), entered into an Amendment and Restatement Agreement No. 4 (the “Fourth Amendment”), pursuant to which, among other things, (a) the Additional Lenders agreed to make available to the Troms Borrower a new term loan for $5,068,863, (b) Troms Offshore Fleet Holding AS, Troms Offshore Fleet 1 AS, Troms Offshore Fleet 2 AS, Troms Offshore Fleet 3 AS, Troms Offshore Fleet 4 AS, and JB Holding Company BV, each an indirect, wholly-owned foreign subsidiary of the Company, agreed to serve as additional obligors of the obligations thereunder (collectively, the “Additional Obligors”), and (c) the Debtors, the Troms Borrower, the Additional Obligors, the Troms Finance Parties, and the Additional Lenders agreed to amend and restate the Troms Facility Agreement (the “Amended and Restated Troms Facility Agreement”). The Fourth Amendment will become effective on the Effective Date.

A copy of the Fourth Amendment, including the Amended and Restated Term Loan Facility Agreement annexed thereto, is filed as Exhibit 10.2 hereto and is incorporated herein by reference. The above description is qualified in its entirety by the complete text of such exhibit.

On May 11, 2017, the Debtors entered into a Forbearance Agreement (the “Forbearance Agreement”) with the Troms Borrower, the Additional Obligors, DNB Bank ASA, New York Branch, as agent on behalf of the Troms Finance Parties, and the Norwegian Export Credit Guarantee Agency, as bank guarantor, which Forbearance Agreement relates to the Troms Facility Agreement.

Pursuant to the Forbearance Agreement, among other provisions, the Troms Finance Parties have agreed that during the Forbearance Period (as defined below), subject to certain conditions precedent and continuing conditions, they will not enforce, or otherwise take any action to direct enforcement of, any of the rights and remedies available to the Finance Parties under the Troms Facility Agreement or otherwise, including, without limitation, any action to accelerate, or join in any request for acceleration of, the Troms Facility Agreement due to the Company commencing voluntary cases under chapter 11 of the Bankruptcy Code as contemplated by the RSA and the continued existence of certain specified events of default. The Forbearance Period began on May 11, 2017 and ends on the earliest of (i) August 30, 2017, (ii) the occurrence of any event of default under the Troms Facility Agreement, other than certain specified events of default, and (iii) the termination of the RSA as a result of the occurrence of any (a) Creditor Termination Event (as defined in the RSA), (b) Tidewater Termination Event (as defined in the RSA), or (c) other termination of the RSA under its terms.

A copy of the Forbearance Agreement is filed as Exhibit 10.3 hereto and is incorporated herein by reference. The above description of the Forbearance Agreement is qualified in its entirety by the complete text of such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Troms Forbearance Agreement and the Amendment to the Troms Facility Agreement set forth above in Item 1.01 are incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

The description of the Troms Forbearance Agreement and the Amendment to the Troms Facility Agreement set forth above in Item 1.01 are incorporated by reference into this Item 3.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Plan

A new Management Incentive Plan (the “Tidewater Inc. 2017 Stock Incentive Plan” or “MIP”) is included as an exhibit to the RSA and would be effective upon the Prepackaged Plan’s approval by the Bankruptcy Court, subject to ratification by the board of directors of Tidewater as of the Effective Date (the “New Board”). Common stock representing 8% of the pro forma fully diluted common equity in reorganized Tidewater would be reserved for issuance under the MIP; 3% would be issued as grants of time-based restricted stock units within 30 days of the Effective Date (the “Emergence Grants”), with up to 5% available for future grants in the discretion of the Compensation Committee of the New Board.

Each of the Emergence Grants will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment, or if earlier, such grants will vest in full upon an involuntary termination of employment without “cause” or a voluntary resignation with “good reason” (each as defined in the MIP). The Emergence Grants also contain a customary covenant not to disclose confidential information of Tidewater, a one-year post-employment covenant not to compete, and a two-year post-employment covenant not to solicit employees away from Tidewater.

Each of Tidewater’s named executive officers – Jeffrey M. Platt, President, Chief Executive Officer and Director; Quinn P. Fanning, Executive Vice President and Chief Financial Officer, Jeffrey A. Gorski, Executive Vice President and Chief Operating Officer; Bruce D. Lundstrom, Executive Vice President, General Counsel and Secretary; and Joseph M. Bennett, Executive Vice President and Chief Investor Relations Officer (together, the “Executives”) – is eligible to participate in the MIP. However, only three of the Executives (Messrs. Fanning, Gorski, and Lundstrom) will receive an Emergence Grant, with each such grant equal to 17% of the aggregate Emergence Grants, and the remaining 49% of the Emergence Grants allocated among other officers and key employees.

Mr. Platt, as Chief Executive Officer, elected not to receive an Emergence Grant and any MIP grant to him will be determined by the New Board after the Effective Date. Mr. Bennett, who has 27 years of service with Tidewater, also elected not to receive an Emergence Grant, given that he anticipates retiring from the Company prior to the end of the full three-year vesting period for the Emergence Grants.

Change in Control Waivers

On May 11, 2017, Tidewater entered into letter agreements with each officer of the Company, including each of the Executives. These letter agreements (the “CiC Waivers”) amend certain existing compensation arrangements as described in greater detail below.

The CiC Waiver for each Executive provides that (1) the consummation of the Debtors’ restructuring transaction will not be a “Change in Control” under (a) his current Change in Control Agreement (the “CiC Agreement”), (b) his incentive agreements, dated March 17, 2015 and March 21, 2016, providing for the grant of options and cash-based performance awards (the “Cash-Based Agreements”), or (c) his outstanding phantom stock unit agreements (the “Phantom Stock Agreements”); and (2) any outstanding unvested phantom stock units pursuant to the Phantom Stock Agreements held by the Executive will be forfeited, without any payment to the Executive, immediately prior to the Effective Date.

In addition, the CiC Waiver for each Executive who is scheduled to receive an Emergence Grant (Messrs. Fanning, Gorski, and Lundstrom) provides that any unvested CBP awards (as defined in the Cash-Based Agreements) will be forfeited, without any payment to the Executive, immediately prior to the Effective Date.

The CiC Waivers will automatically terminate and become null and void in the event that (1) during the pendency of the restructuring, there is a material change to the terms of the RSA that results in any party, other than the Consenting Creditors, (a) receiving a majority of the voting common stock of the Company as of the Effective Date or (b) gaining control of all or substantially all of the assets of the Company and its subsidiaries through an asset sale in bankruptcy; (2) the consummation of the restructuring does not occur; or (3) the existing non-qualified deferred compensation plans in which the Executive participates are not assumed as executory contracts as part of the Prepackaged Plan.

Additionally, for each Executive who is receiving an Emergence Grant, the CiC Waiver will terminate if, within 30 days of the Effective Date, the New Board fails to adopt the MIP or to award the Executive his Emergence Grant. In addition to voiding the CiC Waiver, the non-occurrence of either of these events will constitute “Good Reason” under the Executive’s CiC Agreement. If not cured within the cure period provided in the CiC Agreement, the Executive may terminate his employment, in which case he will be entitled to a cash payment in an amount equal to the fair market value of his scheduled Emergence Grant, which will be in addition to any other amounts owed to him under the terms of his CiC Agreement.

Although Mr. Platt elected not to receive an Emergence Grant, his CiC Waiver includes a condition similar to that described in the last paragraph. Specifically, the New Board’s non-adoption of the MIP or its failure to award an Emergence Grant to any officer with the title of Vice President or higher to whom an Emergence Grant has been allocated (except as otherwise agreed by that officer) voids his CiC Waiver and will constitute “Good Reason” for termination under Mr. Platt’s CiC Agreement, subject to its notice and cure provisions.

Item 7.01.	Regulation FD Disclosure.

On May 12, 2017, Tidewater issued a press release announcing the signing of the RSA and the Solicitation, as described in Item 1.01. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. As described above, the Disclosure Statement was distributed to certain creditors of the Company on May 12, 2017. A copy of the Disclosure Statement is being furnished as Exhibit 99.2 and is incorporated into this Item 7.01 by reference.

The Disclosure Statement, which is being used in connection with the solicitation of consents from the General Unsecured Creditors, contains certain projections and valuation analyses of future financial performance (the “Financial Projections”). These Financial Projections, which were prepared in March of 2017, have been based on expectations, beliefs, opinions, and assumptions of management believed to be reasonable at the time they were made. There is no assurance that such expectations, beliefs, opinions, and assumptions will be realized in whole or substantial part, and actual future financial results are likely to vary materially from the forward-looking information presented therein. As the Financial Projections cover future years, such information by its nature becomes less predictive and less reliable with each successive year. The Financial Projections were not prepared in accordance with generally accepted accounting principles or published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.”

The Financial Projections reflect numerous assumptions made by the Company’s management with respect to financial condition, business and industry performance, general economic, market and financial conditions, and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. These Financial Projections are being furnished because they are being provided to lenders and noteholders in connection with the consent solicitation, and they should not be regarded as an indication that Tidewater or any other person considered, or now considers, this information to be predictive of actual future results, and does not constitute an admission or representation by any person that such information is material, or that the expectations, beliefs, opinions, and assumptions that underlie such Financial Projections remain the same as of the date of this Current Report on Form 8-K, and readers are cautioned not to place undue reliance on the prospective financial information.

Neither the independent auditor of Tidewater nor any other independent accountant has examined, compiled, or performed any procedures with respect to the Financial Projections. Accordingly, none has expressed any opinion or any other form of assurance on such information or its achievability and none assumes any responsibility for the Financial Projections.

The Company does not, as a matter of course, publish its business plans or strategies, projections or anticipated financial positions. Accordingly, the Company does not anticipate that it will, and disclaims any obligation to, furnish updated business plans or projections. For additional information on factors that may cause actual future financial results to vary materially from the information presented herein, see the section on forward-looking statements below and the risk factors set forth in Article XI of the Disclosure Statement.

The information furnished pursuant to Item 7.01, including Exhibits 99.1 and 99.2, are not, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 8.01.	Other Events.

Gulf Island Vessel Contract Dispute. Tidewater Marine, L.L.C. (“Tidewater Marine”), an operating subsidiary of Tidewater, entered into a contract with LEEVAC Shipyards Jennings, L.L.C. to build two Platform Supply Vessels (each a “PSV”). This contract was subsequently assigned to Gulf Island Shipyards, L.L.C. (“Gulf Island”) in January 2016. Prior to its scheduled delivery in January 2017, Tidewater Marine rejected the first of the two PSVs and withheld a final contractual milestone payment for failure of the vessel to meet certain significant contract specifications. Thereafter, Tidewater Marine delivered a formal notice of default to Gulf Island demanding a cure of the contract deficiencies, following which Gulf Island declared Tidewater Marine in contractual default for refusing to accept delivery of the vessel and filed a notice of claim of lien with the U.S. Coast Guard. Subsequently, Tidewater Marine submitted a demand to Gulf Island seeking a refund of all amounts paid by Tidewater Marine to date, totaling $42,706,259, plus accrued contractual interest.

On March 10, 2017, Gulf Island filed a notice of arbitration before the Houston Maritime Arbitrator’s Association alleging breach of contract with respect to Tidewater Marine’s rejection of the first PSV and anticipatory breach of contract based on Tidewater Marine’s anticipated rejection of the second PSV. Through this arbitration, Gulf Island is seeking an order requiring Tidewater Marine to take delivery of both vessels and to reimburse Gulf Island for costs incurred by Gulf Island. Tidewater Marine is evaluating its next steps in the arbitration. A date for arbitration has not yet been set.

Novation of Shipbuilding Contract for Troms Polaris. On May 8, 2014, Tidewater Marine entered into a shipbuilding contract with Tersan Tersanecilik Sanayi Ve Ticaret A.S. (the “Builder) to build a PSV (the “Troms Polaris”). On April 5, 2017, Tidewater Marine and the Builder entered into a novation agreement with Sevnor North Limited (“Sevnor”) and closed the transactions contemplated by the novation agreement the same day. Pursuant to the novation agreement, Sevnor paid Tidewater Marine a net payment of $5.27 million, and Sevnor assumed the remaining obligations of Tidewater Marine under the shipbuilding contract, including the obligation to pay the remaining balance of $27.15 million due to the Builder thereunder.

Continuing Risk in Trading in Company Securities. The Company cautions that trading in Tidewater’s securities while the anticipated chapter 11 cases are pending is highly speculative and poses substantial risks. Trading prices for Tidewater’s securities may bear little or no relationship to the actual recovery, if any, by holders of Tidewater’s securities in the anticipated chapter 11 cases.

Forward Looking Statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties that may cause the Company’s actual performance to be materially different from that stated or implied in the forward-looking statement. Among those risks and uncertainties, many of which are beyond the control of the Company, including, without limitation, if the Company files the Prepackaged Plan with the Court, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Prepackaged Plan; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents and the length of time that the Company might be required to operate in bankruptcy; risks associated with third party motions in the bankruptcy cases, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Prepackaged Plan; potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of the Prepackaged Plan; effects on the market price of the Company’s common stock and on the Company’s ability to access the capital markets; volatility in worldwide energy demand and oil and gas prices, and continuing depressed levels of oil and gas prices, without a clear indication of if, or when, prices will recover to a level to support renewed offshore exploration activities; consolidation of our customer base; fleet additions by competitors and industry overcapacity; our views with respect to the need for and timing of the replenishment of our asset base, including through acquisitions or vessel construction; changes in capital spending by customers in the energy industry for offshore exploration, field development and production; loss of a major customer; changing customer demands for vessel specifications, which may make some of our older vessels technologically obsolete for certain customer projects or in certain markets; delays and other problems associated with vessel construction and maintenance; uncertainty of global financial market conditions and difficulty in accessing credit or capital; potential difficulty in meeting financial covenants in material debt or other obligations of the Company or in obtaining covenant relief from lenders or other contract parties; acts of terrorism and piracy; integration of acquired businesses and entry into new lines of business; disagreements with our joint venture partners; significant weather conditions; unsettled political conditions, war, civil unrest and governmental actions, such as expropriation or enforcement of customs or other laws that are not well developed or consistently enforced, or requirements that services provided locally be paid in local currency, in each case especially in higher political risk countries where we operate; foreign currency fluctuations; labor changes proposed by international conventions; increased regulatory burdens and oversight; changes in laws governing the taxation of foreign source income; retention of skilled workers; enforcement of laws related to the environment, labor and foreign corrupt practices; and the resolution of pending legal proceedings. Readers should consider all of these risk factors as well as other information contained in this report.

Item 9.01.	Financial Statements and Exhibits.

(d) The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated into this Form 8-K by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Quinn P. Fanning
Quinn P. Fanning
Executive Vice President and Chief Financial Officer

Date: May 12, 2017

EXHIBIT INDEX

Exhibit No.

10.1	Restructuring Support Agreement, dated May 11, 2017 (Incorporated by reference to Schedule 1 to Exhibit A to Exhibit T3E.1 of the Form T-3 filed by Tidewater Inc. with the SEC on May 12, 2017, with respect to the Company’s Senior Notes).

10.2	Amendment and Restatement Agreement No. 4 to the Troms Facility Agreement, dated May 11, 2017 (Incorporated by reference to Exhibit C to Schedule 1 to Exhibit A to Exhibit T3E.1 of the Form T-3 filed by Tidewater Inc. with the SEC on May 12, 2017, with respect to the Company’s Senior Notes).

10.3	Forbearance Agreement, dated May 11, 2017 (Incorporated by reference to Exhibit K to Schedule 1 to Exhibit A to Exhibit T3E.1 of the Form T-3 filed by Tidewater Inc. with the SEC on May 12, 2017, with respect to the Company’s Senior Notes).

99.1*	Press release issued by the Company on May 12, 2017

99.2	Disclosure Statement, dated May 12, 2017 (Incorporated by reference to Exhibit T3E.1 of the Form T-3 filed by Tidewater Inc. with the SEC on May 12, 2017, with respect to the Company’s Senior Notes).

*	filed herewith